Exhibit 10.1
Summary of Fiscal 2006 Target Short-Term Incentive Percentages for the Named
Executive Officers of Lennox International Inc.
     On December 9, 2005, the Board of Directors of Lennox International Inc. (the “Company”), upon recommendation of the Company’s Compensation Committee, established target short-term incentive percentages for each of Robert E. Schjerven, the Company’s Chief Executive Officer, Harry J. Ashenhurst, Ph.D., the Company’s Executive Vice President and Chief Administrative Officer and the interim President and Chief Operating Officer of Worldwide Refrigeration, Scott J. Boxer, the Company’s Executive Vice President and President and Chief Operating Officer of Service Experts Inc. and Robert J. McDonough, the Company’s Executive Vice President and President and Chief Operating Officer of World Wide Heating & Cooling, ranging from 70% to 110% of the executive officer’s annual base salary based on performance metrics comprised of net income and cash flow. For named executive officers that are also Presidents of a business unit, 50% of such executive officer’s target will be based on his business unit’s results and 50% will be based on aggregate results of the Company. 50% of the target payment may be achieved with the defined threshold performance and up to 150% of the target payment may be achieved with the defined maximum performance. In addition, for performance above the maximum level, each business unit may select one of the above named performance metrics to function as a multiplier of 1.0 to 1.5 of the incentive payment as determined by the other metrics, resulting in a potential payment of up to 225% of the target payment. The foregoing criteria are substantially similar to the criteria used to establish target short-term incentive percentages for fiscal 2005.